AMENDMENT 2 TO CONVERTIBLE PROMISSORY NOTE

This Amendment 2 to Convertible Promissory Note (“Amendment 2”) is made and entered into this 25th day of April, 2008 by and between Freedex Limited (“Freedex”) and Dominion Minerals Corp, a Delaware Corporation (“Corporation”).

RECITALS

WHEREAS, the Corporation did on January 22, 2008, issue a Convertible Promissory Note (“Note”) for value received in the amount of $350,000 (“Principal”) which is due and payable, together with interest on February 22, 2008 (“maturity date”), to Freedex; and

WHEREAS, the unpaid principal shall bear interest from the date of the Note to the maturity date at a rate of 6% annum; and

WHEREAS, Freedex and the Corporation executed an Amendment to Convertible Promissory Note (“Amendment”) on February 22, 2008 to amend the maturity date of the Note to May 31, 2008.

NOW THEREFORE in consideration of the foregoing and the mutual promises and covenants contained herein IT HAS BEEN AND IT HEREBY IS AGREED as follows:

1.	The entire principal amount of the Note shall be due and payable on July 31, 2008 (“amended maturity date”).
2.	The Corporation shall issue as a financing fee to Freedex, 250,000 shares of its common stock upon the execution of Amendment 2.
3.	The Note shall continue to bear interest at a rate of 6%, from the date of the Amendment to the amended maturity date. Interest shall be due and payable on the amended maturity date.
4.
Any amount of principal/interest hereof which is not paid by the Amended Maturity Date shall bear a charge of $1,000 per day or 2,000 shares per day as designated by Freedex (“late fee”). There will be a cure period of 15 days from the Amended Maturity Date. The late fee will be due to the guarantor of the Note; Mr. Eliezer Herczl.

5.	This amendment may be executed in counterpart by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.

Dominion Minerals Corp.

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Pinchas Althaus
Chief Executive Officer

Freedex Limited

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